As filed with the Securities and Exchange Commission on April 3, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

Mynd.ai, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	Maples Corporate Services Limited PO Box 309 Ugland House, Grand Cayman KY1-1104 Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S employer identification no.)

MYND.AI, INC. EQUITY INCENTIVE PLAN
(Full title of the plan)

Allyson Krause

General Counsel

Mynd.ai, Inc.

720 Olive Way

Suite 1500

Seattle, WA 98101

(888) 652-2848

(Name, address and telephone number of agent for service)]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

This registration statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 27, 2024 (File No. 001-38203);

(b)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A, filed with the SEC on December 11, 2023 (File No. 001-38203), including all other amendments and reports filed for the purpose of updating such description;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Reports on Form 6-K that the Registrant furnishes to the SEC will only be deemed incorporated by reference into this registration statement if such report on Form 6-K so states that it is incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s sixth amended and restated articles of association, adopted by its shareholders on September 11, 2023 and effective as of December 13, 2023, provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of such person’s duties, powers, authorities or discretions, including without limitation, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Registrant has entered into indemnification agreements with its directors and officers, pursuant to which the Registrant has agreed to indemnify such persons against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.    Exemption from Registration Claimed

Not Applicable.

Item 8.    Exhibits.

See the Exhibit Index attached hereto.

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, effective December 13, 2023 (incorporated by reference to Exhibit 1.1 to the Form 20-F filed on March 27, 2024 (File No. 001-38203))
4.2	Form of Deposit Agreement, dated September 26, 2017, among the Registrant, CITIBANK, N.A., as depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to the Form S-8 filed on March 23, 2018, as amended (File No. 333-223864))
4.3	Registrant’s Specimen American Depositary Receipt (incorporated by reference to the Registrant’s prospectus filed on October 30, 2023, relating to the Form F-6 filed on September 13, 2017, as amended (File No. 333-220440))
4.4	Registrant’s Specimen Certificate for Ordinary Shares (incorporated by reference to Exhibit 2.2 to the Form 20-F filed on March 27, 2024 (File No. 001-38203 ))
5.1*	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Ordinary Shares being registered
23.1*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm
23.3*	Consent of Deloitte LLP, an independent registered public accounting firm
24.1*	Power of Attorney (contained on the signature pages hereto)
99.1*	Mynd.ai, Inc. Equity Incentive Plan
107*	Filing Fees

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, on April 3, 2024.

MYND.AI, INC.

By:	/s/ Vin Riera
Name: Vin Riera
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Vin Riera, Arthur Giterman and Allyson Krause, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 3, 2024.

Signature	Capacity

/s/ Vin Riera Vin Riera	Chief Executive Officer (principal executive officer) and Director

/s/ Arthur Giterman Arthur Giterman	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Simon Leung Lim Kin Simon Leung Lim Kin	Chairman of the Board of Directors

/s/ Robin Mendelson Robin Mendelson	Director

/s/ Denise Merle Denise Merle	Director

/s/ Tarek Shawki Tarek Shawki	Director

/s/ Joel Getz Joel Getz	Director

/s/ John Quelch Dr. John Quelch	Director